Exhibit 99

Thursday, October 9, 2003, 1:05pm PDT

Printronix Announces Second Quarter Results for Fiscal Year 2004

IRVINE, CA., October 9, 2003 — Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced second quarter revenue of $29.1 million, down 9.2% from $32.0 million in the year ago quarter. Revenue for the six-month period ending September 26, 2003 was $59.6 million, down 14.0% from $69.3 million for the same period a year ago.

The company reported a net loss in the quarter of $0.9 million, or a loss of $0.17 per diluted share, compared with net income of $29 thousand, or breakeven on a per diluted share basis, in the year ago quarter. Net loss for the six-month period ending September 26, 2003 was $0.9 million, or $0.16 per diluted share, compared with net income of $1.0 million, or $0.16 per diluted share, for same period in fiscal year 2003.

For the second quarter of fiscal year 2004, gross margin was 36.6%, up from 34.7% reported in the same period one year ago due to a stronger Euro, lower warranty expenses, lower provision for excess inventory, favorable product mix, partially offset by lower production volume.

Operating expenses in the second quarter were $11.2 million, unchanged from the year ago fiscal quarter.

Income taxes were higher in the second fiscal quarter compared with the year ago quarter and the prior quarter because the company did not record a tax benefit for U.S. losses incurred.

The company ended the second quarter with cash of $31.4 million, up $5.1 million from the same period a year ago and up $2.0 million from the prior quarter. The company did not repurchase any shares of its common stock during the second quarter of fiscal year 2004.

“During the second fiscal quarter, we reassessed our current business priorities to ensure that they were correctly aligned with growth opportunities,” said Bob Kleist, president and CEO of Printronix. “We believe that the resulting reorganization of the sales and marketing team will allow us to apply more focused business management to those opportunities.”

“In September, we introduced our first-to-market RFID solution,” continued Mr. Kleist. The Printronix RFID Smart Label Developer’s kit, used in conjunction with our thermal printers, is the only solution that provides all of the tools necessary for suppliers and retailers to develop and evaluate applications for the emerging RFID technology. We remain committed to investing in the development of our RFID technology and services, which is one of our most exciting opportunities for long-term growth.”

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Printronix, Inc.

Printronix is a global leader in printing technologies for the industrial marketplace and distribution supply chain. Its integrated network solutions improve the printing of bar codes, labels and forms, verify accuracy and offer unequaled diagnostic technology. Printronix’s advanced solutions work with its industry-recognized line matrix, thermal and laser printers to deliver the most reliable printing available for enterprise networks. The company is based in Irvine, Calif., and its common stock is traded on NASDAQ under the symbol PTNX. For more information: www.printronix.com.

Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Media Contact:
WunderMarx, Inc.
Cara Good
949 / 860-2434, extension 312
(cgood@wundermarx.com)

Investor Contact:
EVC Group, LLC
Douglas M. Sherk
415 / 896-6818
(dsherk@evcgroup.com)
Jennifer Cohn
415 / 896-6817
(jcohn@evcgroup.com)

Printronix Inc., and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	(Dollars in Thousands, Except Share and Per Share Data)
	Three Months Ended			Six Months Ended

	9/26/03	6/27/03	9/27/02	9/26/03	9/27/02

Revenue	$29,059	$30,538	$32,006	$59,597	$69,309
Cost of sales	18,417	19,495	20,885	37,912	45,188

Gross margin	10,642	11,043	11,121	21,685	24,121
Engineering and development	3,980	3,814	4,078	7,794	8,139
Sales and marketing	5,373	5,084	5,022	10,457	10,599
General and administrative	1,818	2,056	2,099	3,874	4,485

Total operating expenses	11,171	10,954	11,199	22,125	23,223
(Loss) income from operations	(529)	89	(78)	(440)	898
Other expense (income), net	74	40	(114)	114	(381)

(Loss) income before taxes	(603)	49	36	(554)	1,279
Provision for taxes	331	2	7	333	256

Net (loss) income	$(934)	$47	$29	$(887)	$1,023

(Loss) Earnings Per Share:
Basic	$(0.17)	$0.01	$0.00	$(0.16)	$0.17
Diluted	$(0.17)	$0.01	$0.00	$(0.16)	$0.16
Shares Used in (Loss) Earnings Per Share Computation:
Basic	5,643,335	5,544,078	5,874,594	5,593,707	5,870,668
Diluted	5,643,335	5,671,206	6,030,849	5,593,707	6,058,732
Gross margin %	36.6%	36.2%	34.7%	36.4%	34.8%
Operating expenses %	38.4%	35.9%	35.0%	37.1%	33.5%
(Loss) income from operations %	-1.8%	0.3%	-0.2%	-0.7%	1.3%
Net (loss) income %	-3.2%	0.2%	0.1%	-1.5%	1.5%

Consolidated Balance Sheets (Unaudited)

	(Dollars in Thousands)
	9/26/03	6/27/03	9/27/02

Assets
Cash and equivalents	$31,364	$29,398	$26,285
Accounts receivable, net	15,191	15,325	17,114
Inventory, net	13,566	13,102	13,392
Other current assets	5,679	6,419	5,773
Plant and equipment, net	36,991	38,160	41,059
Other assets	621	533	705

Total assets	$103,412	$102,937	$104,328

Liabilities and Stockholders’ Equity
Short-term debt	$700	$700	$700
Accounts payable	4,986	5,393	7,135
Other current liabilities	11,645	11,925	11,989
Other long-term liabilities	14,888	14,723	15,238
Stockholders’ equity	71,193	70,196	69,266

Total liabilities and stockholders’ equity	$103,412	$102,937	$104,328

RELEASE DATE: October 9, 2003